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                                                                   Exhibit 10.12


                              STUDENT ADVANTAGE LLC
                               321 COLUMBUS AVENUE
                                BOSTON, MA 02116


                                September 8, 1997



Princeton Review Publishing, L.L.C.
2315 Broadway
New York, NY  10024


Gentlemen:

         Reference is made to: (i) Investment Agreement (the "Investment Agreement") dated March 25, 1996 among Raymond V. Sozzi, Jr. ("Sozzi"), Student Advantage LLC (the "Company") and Princeton Review Publishing, L.L.C. ("TPR");
(ii) Contract of Right of Co-Sale (the "Co-Sale Agreement") dated March 25, 1996 among Sozzi, the Company and TPR; (iii) Convertible Secured Promissory Note (the "Convertible Note") dated March 25, 1996 in the amount of $75,000, payable by the Company to TPR; (iv) Operating Agreement of the Company (the "Operating Agreement") dated March 25, 1996 among the members of the Company; and (v) Secured Term Acquisition Promissory Note (the "Term Note") dated March 25, 1996 payable by the Company to TPR.

         The Company, Sozzi and TPR hereby agree as follows:

         1. Effective as of June 1, 1997 (the "Effective Date"), TPR is hereby selling to the Company, and the Company is hereby purchasing from TPR 1,498 units of membership interest in the Company (the "Purchased Units") for a purchase price of $630,000.00 (the "Purchase Price'), plus interest through September 8, 1997 of $14,726.25, payable as set forth below. On or before September 8, 1997, the Company will also pay to TPR all principal and accrued and unpaid interest in the agreed amount of $7,969.00 against delivery to the Company of the Convertible Note marked "paid in full." The Convertible Note may not be converted by TPR unless the company fails to comply with the payment schedule set forth herein. For the year of such purchase, the Company will allocate all income by effecting a closing of the Company's books as of the close of business on May 31, 1997 and allocating income/loss through May 31, 1997 among Members of the Company based upon units of membership interest in the Company ("Membership Units") owned prior to the purchase hereunder and income/loss from and after June 1, 1997 among Members of the Company based on Membership Units owned after the purchase hereunder. In this regard, (i) income in



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the amount of $613,780 from AT&T to the extent received by the Company before
June 1, 1997 for membership cards shall be allocated to the period ending on May 31, 1997, and (ii) all other income from AT&T shall be allocated entirely to the period commencing on June 1, 1997.

         2. The Company represents and Warrants to TPR as follows: (a) after the sale of the Purchased Units: (i) TPR will remain the owner of 981 Membership Units out of a total of 9,811 Membership Units issued and outstanding; (ii) all such Membership Units will have identical rights, privileges and preferences under the Company's Certificate of Formation and Operating Agreement; and (iii) the Company will have no contingent agreements, arrangements or commitments, warrants, options or other rights to subscribe for or purchase or otherwise acquire any Membership Interests or other equity securities of the Company, with the exception of Andrea Abegglen's right to purchase 500 Membership Units at a fixed price of $175.00 per Membership Unit, immediately prior to any transaction in which substantially all of the assets of the Company are sold; (b) except as referred to in paragraph 3 below and described in the annex thereto, the Company has not begun substantive negotiations for any other material transaction outside of the ordinary course of the Company's business; (c) annexed hereto are drafts of a balance sheet of the Company as of December 31, 1996 and a statement of operations for the year then ended, prepared by the Company for internal management's use and, although non-material amendments will be made to the financial figures contained therein, the Company is not aware of any necessary change to financial statements that would result in a significant improvement to the financial condition or results of operations of the Company as at and for the year ended December 31, 1996; (d) the Company has not experienced any material changes in its financial condition or operations since December 31, 1996, except the transaction entered into with AT&T (noted below); (e) annexed hereto is an accurate list of current cash and an estimate of accounts receivable and accounts payable of the Company as of the date hereof, which reasonably reflect the net current assets of the Company; (f) annexed hereto are accurate and complete copies of the documents that contain all of the principal terms of the Company's arrangements with AT&T and Pointcast; and (g) the Company has not materially breached any of the terms of the Investment Agreement or the Operating Agreement pertaining to financial operations of the Company, specifically, relating to the utilization of the Company's funds, the transfer or disposal of assets, expenditures, payments, liabilities and indebtedness, including, without limitation, Sections 7.3, 7.4 (excluding loans from members of Sozzi's family), or 7.9 of the Investment Agreement, and Paragraphs 3.7 or 3.8 of the Operating Agreement.

         3. TPR represents and Warrants to the Company that TPR owns the Purchased Units and the Convertible Note free and clear of any adverse claims and that the Company has informed TPR of transactions with AT&T and Pointcast by annexing



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the agreements described in paragraph 2 above and of possible transactions with
Main Quad, and Loci LLC, by annexing a description of each hereto as Addendum 3.

         4. The Company and Sozzi represent and warrant to TPR that, since January 1, 1997, neither of them has been in negotiations or other material or substantive discussions with any third party for the sale of Membership Units, neither of them has provided any written information or documents to any third party with a view to the sale of Membership Units, and neither of them has received any material or substantive offer to purchase, or solicitation for information with regard to a possible sale of, Membership Units, except as described on the annexed Addendum 4.

         5. The Purchase price shall be paid as follows: on or before September 8, 1997, $519,726.25, and the balance of $125,000 on or before August 1, 1998, such amount to be evidenced by a promissory note in the form attached hereto as Exhibit A and secured by a security interest in the Company's assets. The Company shall also prepay in full the Term Note on or before August 1, 1998 together with all accrued and unpaid interest thereon to the date of payment. If the payments due by September 8, 1997 are not paid timely, then this Agreement shall become null and void and of no further force and effect, except that the Company shall reimburse TPR for its reasonable out-of-pocket expenses incurred in negotiating and executing this Agreement.

         6.       The Investment Agreement is hereby amended as follows:

         (a)      Sections 5.3, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.13, 5.14,
         5.16, 5.17, and 5.19 are deleted.

         (b) Section 7.1(a) is deleted, except that if the Company shall engage in a Merger Transaction (as defined in the deleted portion of 7.1(a)), then TPR shall have the right to put is Membership Units to the Company in accordance with the provisions of paragraph 10 of this letter agreement; Sections 7.1(b); 7.19(d); 7.3 (except the first sentence, which shall remain in effect); 7.4; 7.5, except that the Company shall cause to be elected to the Company's Board of Directors one person designed by TPR so long as TPR owns at least 5% of all issued and outstanding Membership Units and such TPR-designated director shall be entitled to call a meeting of the Company's Board; 7.7, except that the Company shall deliver to TPR copies of any financial statements prepared by the Company and semi-annual financial statements within 90 days of the end of each six-month period; 7.9, except that the Company will not amend, modify or waive any provision of Sozzi's employment agreement without the consent of TPR; 7.11; and
         7.12 are deleted.

         (c)      Section 8.3 is deleted.




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         (d)      The first sentence of Section 9.7(a) is deleted and replaced by the following text: "Subject to limitations set forth in agreements under which the Investor shall be bound (provided that the Investor shall not enter into any agreement that shall frustrate the purposes of, or prohibit the achievement of, the intent of this Section 9.7(a)), the Investor shall cause Operations to deliver to the Company in a reasonably prompt manner, at the request of the Company, a list of its prospects, which shall be used only for marketing membership in the Program."

         (e) Section 9.10(a)(ii) and Section 9.10(b)(ii) are amended in pertinent part to read "the Investor owns 2% or more of the Membership Interests of the Company. . ." Similarly, the last phrase of Clause 9.11(a) is amended to read "or owns 2% or more of the Membership Interests, and ".

         (f) Damages accrued through the date hereof, if any, from any breach of the affirmative performance obligations under Section 9 of the Investment Agreement are hereby waived in full by each party to the Investment Agreement, and the parties hereto shall take reasonable steps to mutually remedy any such breach; provided, however, that no such provision shall be amended, modified or waived by this paragraph 6(f).

         7. TPR consents to the amendment of the Operating Agreement to effect a 1,000 for one split of Membership Units, without affecting relative percentages. References to specific numbers of Membership Units in this letter agreement shall refer to Membership Units prior to such split.

         8. The Co-Sale Agreement and the Investment Agreement to the contrary notwithstanding, Sozzi may sell an aggregate of up to 1,006 Membership Units currently owned by him without TPR's consent and without regard to any right of co- sale.

         9. If at any (or times) during the one-year period immediately following the Effective Date, the Company or Sozzi sells any equity interest in the Company in a sale based on an imputed valuation of the entire Company immediately prior to such sale of greater than $5,500,000, then the Company shall pay to TPR an amount equal to 15% of the difference between such imputed valuation minus $5,500,000 upon the closing of such sale; provided, however, that such payment shall be limited to the lesser of 15% of the total gross proceeds of such sale or $250,000; and provided further that the Company may issue equity interests constituting in the aggregate an amount equal to up to 10% of the equity interests of the Company currently outstanding in exchange for non-liquid assets or for bona fide services rendered; provided that if such assets are disposed of for cash, marketable securities or other liquid assets within one year after acquisition, then the equity interest in the Company issued shall be deemed to have



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been originally issued for the value of such liquid assets ultimately received;
and provided further that if in the aggregate greater than an amount equal to 10% of the equity interests of the Company currently outstanding is issued, then the maximum $250,000 shall be deemed to be due from the Company to TPR. Any equity interest in the Company issued under the exemption set forth in the foregoing sentence shall reduce on a unit-for-unit basis the equity interests that may be issuable under the exception set forth in paragraph 11 below. The provisions of this paragraph 9 to the contrary notwithstanding, during the one-year period immediately following the Effective Date, Sozzi may sell a portion of his equity interest in the Company for an aggregate purchase price of no greater than $200,000.

         10. TPR shall have the right at any time during the 24 months following the Effective Date to put its Membership Units to the Company, and the Company shall be required to purchase such Membership Units at the total price of $400,000.

         11. TPR's preemptive right in Section 8.1 of the Investment Agreement shall not apply to an amount of equity interest in the Company constituting in the aggregate up to 10% of the equity interests of the Company currently outstanding to the extent issued: (i) to employees unrelated by birth or marriage to Sozzi, Eichler or Siegel; or (ii) to parties unaffiliated with the Company, Sozzi, Eichler and Siegel in exchange for non-liquid assets. Any equity interest in the Company issued under the exemption set forth in the foregoing sentence shall reduce on a unit-for-unit basis the equity interests that may be issuable under the exemption set forth in paragraph 9 above.


         Kindly acknowledge your agreement to the foregoing provisions by signing this letter agreement in the place provided below.




                                        Very truly hours,



                                        STUDENT ADVANTAGE LLC

                                        By: /s/ Raymond V. Sozzi, Jr.
                                            ------------------------------------
                                            Raymond V. Sozzi, Jr., President


                                            /s/ Raymond V. Sozzi, Jr.
                                            ------------------------------------
                                            RAYMOND V. SOZZI, JR.
                                            (Individually)



Accepted and Agreed:
PRINCETON REVIEW PUBLISHING, L.L.C.


By: /s/ John S. Katzman
    ----------------------------------
    John S. Katzman, President



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